<FILENAME>ims041206_ex99-1.txt
                                                                   EXHIBIT 99.1
April 4, 2005

   International Monetary Systems Draws $565,000 on Funding Commitment

New Berlin, Wis. - April 4, 2006 - International Monetary Systems, Ltd. (OTC BB:INLM), a worldwide leader in business-to-business barter services, today announced that it has drawn $565,000 on its recent funding commitment of up to $1.2 million.

The company has drawn these funds to use as down payments on its most recent acquisition. IMS has been growing at about 30% per year for the last four years, resulting primarily from prior trade-exchange acquisitions in various markets across the United States.

About International Monetary Systems

Founded in 1989, International Monetary Systems (IMS) serves more than 9,200 customers representing 14,000 cardholders in 33 U.S. markets. Based in New Berlin, Wis., IMS is one of the largest publicly traded barter companies in the world and is continually expanding its exchange locations. The company's proprietary transaction network enables businesses and individuals to trade goods and services throughout North America. Using an electronic currency known as trade dollars, IMS exchanges allow companies to create cost savings and to improve operations by taking advantage of barter opportunities in their business models. Managed by seasoned industry veterans, IMS is a recognized member of the National Association of Trade Exchanges (NATE) and International Reciprocal Trade Association (IRTA). Further information can be obtained at the company's Web site at: www.internationalmonetary.com.


Contact:
International Monetary Systems, Ltd., New Berlin, WI
John Strabley, 800-559-8515
http://www.internationalmonetary.com